U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                                  ----------------------------
                                                  OMB APPROVAL
                                                  ------------
                                                  OMB Number  3235-0287
                                                  Expires:    January 31, 2005
-------                                           Estimated average burden
FORM 4                                            hours per response....0.5
-------                                           ----------------------------

|_| Check this box if no longer             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)
    subject to Section 16.                        of the Public Utility Holding Company Act of 1935 or Section 30(h) of the
    Form 4 or Form 5                                                     Investment Company Act of 1940
    obligations may continue.
    See Instruction 1(b).

----------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person   2. Issuer Name and Ticker or Trading Symbol           6. Relationship of Reporting
                                                                                                   Person to Issuer
   Klein       John                          Reckson Associates Realty Corp. (RA)                  (Check all applicable)
---------------------------------------    --------------------------------------------------
  (Last)       (First)    (Middle)        3. I.R.S. Identification
                                             Number of Reporting Person   4. Statement for          X   Director         10% Owner
                                             (Voluntary)                     Month/Day/Year        ----             ----
                                                                             5/31/02                    Officer          Other
                                                                          -------------------      ---- (give       ---- (specify
c/o Reckson Associates Realty Corp.                                       5. If Amendment,              title            below)
    225 Broadhollow Road                                                     Date of Original           below)
---------------------------------------                                      (Month/Day/Year)
             (Street)
                                                                                12/6/02*
Melville, New York    11747
-------------------------------------
(City)    (State)     (Zip)
                                                                                             --------------------------------------

                                                                                                7. Individual or Joint/Group
                                                                                                   Filing (Check Applicable Line)
                                                                                                     X  Form filed by One
                                                                                                   ---  Reporting Person
                                                                                                        Form filed by More
                                                                                                   ---  than one Reporting Person
-------------------------------------------------------------------------------------------

                                          Table I -- Non-Derivative Securities Acquired,
                                                Disposed of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Trans-   2A. Deemed   3. Trans-    4. Securities Acquired (A)   5. Amount of     6. Owner-     7. Nature
   (Instr. 3)            action   Execution       action       or Disposed of (D)           Securities       ship          of In-
                         Date     Date, if        Code         (Instr. 3, 4 and 5)          Beneficially     Form:         direct
                         (Month/  any             (Instr.                                   Owned at         Direct        Bene-
                         Day/     (Month/         8)                                        End of           (D) or        Ficial
                         Year)    Day/                                                      Month            Indirect      Owner-
                                  Year)                                                    (Instr. 3         (I)           Ship
                                                                                            and 4)           (Instr.       (Instr.
                                                                                                             4)            4)
-----------------------------------------------------------------------------------------------------------------------------------
                                                  Code   V      Amount   (A)   Price
                                                                         or
                                                                         (D)
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
                                                                 (Print or Type Responses)
                                                                                                                   SEC 1475 (8/02)



                 FORM 4 (continued) Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title  2. Con-   3. Trans-  3A.    4. Trans- 5. Number    6. Date       7. Title     8. Price  9. Num-    10. Own-   11. Na-
   of        ver-      action  Deemed    ac-       of De-       Exer-         and          of        ber of      er-        ture
   De-       sion      Date    Exe-      tion      riv-         cis-          Amount       De-       De-         ship       of
   riv-      or        (Month/ cu-       Code      ative        able          of           riv-      riv-        Form       In-
   ative     Exer-     Day/    tion      (Instr.   Sec-         and           Under-       ative     a-          of-        di-
   Secur-    cise      Year)   Date,     8)        curi-        Ex-           lying        Se-       tive        De-        rect
   ity       Price             if                  ties         pir-          Secur-       cur-      Se-         riv-       Bene-
   (Inst.    of                any,                Ac-          ation         ities        ity       curi-       ative      fi-
   3)        Deriv-            (Month/             quired       Date          (Instr.      (Instr.   ties        Secu-      cial
             ative             Day/                (A)          (Month/       3 and        5)        Bene-       rity:      Own-
             Secur-            Year)               or           Day/          4)                     fi-         Di-        er-
             ity                                   Dis-         Year)                                cial-       rect       ship
                                                   posed                                             ly          (D) or     (Instr.
                                                   of                                                Own-        Indi-      4)
                                                   (D)                                               ed          rect
                                                   (Instr.                                           Fol-        (I)
                                                   3,4,                                              low-        (Instr.
                                                   and                                               ing         4)
                                                   5)                                                Re-
                                                                                                     port-
                                                                                                     ed
                                                                                                     Trans-
                                                                                                     ac-
                                                                                                     tion
                                                                                                     (Instr.
                                                                                                     4)
                                                           -----------------------------
                                                           Date    Expir-
                                                           Exer-   ation          Amount
                                                           cis-    Date           or
                                                           able            Title  number
                                                                                  of
                                                                                  Shares
                                      --------------------
                                      Code   V  (A)   (D)
----------------------------------------------------------------------------------------------------------------------------------
Em-       $25.15    5/31/02            A     V  6,250      5/31/02 5/31/12  Class  6,250              6,250        D
ploy-                                                                         A
ee                                                                          Com-
Stock                                                                       mon
Op-                                                                         Stock
tion
(Right
to Buy)
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

*    The original filing of this Form 4 (the "Original Filing") was made on December 6, 2002. Because of a computer error, the
     Original Filing included an erroneous page 2 of the Form. This Amendment is being filed to include the correct page 2 of Mr.
     Klein's Form 4.


                                                                       /s/ John Klein                                12/10/02
                                                                ------------------------------                     -------------
                                                                *Signature of Reporting Person                          Date


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

          *    If the form is filed by more than one reporting person, see Instruction 4(b)(v).
          **   Intentional misstatements or omissions of facts constitute Federal Criminal Violations
               See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                                                                                                    SEC 1475 (8/02)
